                                    EXHIBIT 3

                   ANNOUNCEMENT OF AMENDMENTS TO THE FORECAST
                OF FINANCIAL RESULTS FOR THE CURRENT FISCAL YEAR

                              (English Translation)

                                                               December 19, 2005

To whom it may concern:
                                 WACOAL HOLDINGS CORP.
                                 Yoshikata Tsukamoto, Representative Director
                                 (Code Number:  3591)
                                 (Tokyo Stock Exchange, First Section)
                                 (Osaka Securities Exchange, First Section)
                                 Ikuo Otani, General Manager, Corporate Planning (Telephone: 075-682-1010)

Announcement of Amendments to the Forecast of Financial Results for the Current Fiscal Year


         We are revising our forecast of financial results for the fiscal year ending March 31, 2006 (April 1, 2005 - March 31, 2006), which were included in our interim financial statements released on November 11, 2005 as follows:

1. Revised Forecast of Consolidated Financial Results for the Fiscal Year Ending March 31, 2006 (April 1, 2005 - March 31, 2006)

(U.S. accounting basis)                                              (Unit: Yen millions, %)

                                           TOTAL SALES   NET INCOME BEFORE TAX    NET INCOME
                                           -----------   ---------------------    ----------
Previous Forecast ("A")                      164,000             2,400               1,900
(announced on November 11, 2005)
Revised Forecast ("B")                       164,000             1,600               1,400
Difference (B - A)                              0                (800)               (500)
Percent Change (%)                              0                (33.3)             (26.3)
Results of Previous Term (Fiscal Year        160,968             12,079              6,790
ended March 2005)

2. Forecast of Non-Consolidated Financial Statements for the Fiscal Year Ending March 31, 2006 (April 1, 2005 - March 31, 2006)

         There are no amendments to the forecast of non-consolidated financial statements for the fiscal year ending March 31, 2006, which were released at the announcement of our interim financial statements.

3.   Reasons for Revisions

(1) As a result of the liquidation of our group subsidiary, Fukushima Wacoal Sewing Corp., we expect to record additional retirement related charges and re-employment support expenses for the retiring employees.

(2) Because the number of applicants for the special voluntary retirement solicited by Wacoal Corporation was more than originally planned, the Company's expenditures with respect to the special additional allowance exceeded expectations.

Regarding our dividend, we plan to pay 20 yen per share as announced previously.

(Note) The foregoing forecast of financial results has been prepared based on information available as of the date of this release and may be different from actual results due to various factors arising hereafter.

                                                                         - End -


                                       15